Exhibit 99.3

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Note:

This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Securities Code: 7873

June 10, 2020

To our shareholders:

Atsushi Komoriya

Representative Director

ARRK CORPORATION

2-2-9 Minami Hommachi, Chuo-Ku, Osaka-Shi, Osaka

Notice of the 52nd Annual General Meeting of Shareholders

You are cordially informed of the 52nd Annual General Meeting of Shareholders of ARRK CORPORATION (the “Company”), which will be held as indicated below.

If you are unable to attend the meeting, you can exercise your voting rights through either of the following methods. Please review the Reference Documents for the General Meeting of Shareholders and exercise your voting rights by 5:30 p.m. on Thursday, June 25, 2020.

[Exercising Voting rights by Mail]

Please indicate your vote of approval or disapproval of the proposals on the enclosed voting form, and return the form to us so that it arrives before the above-mentioned voting deadline.

[Exercising Voting rights via the Internet]

Please access the voting website (https://evote.tr.mufg.jp/) (Japanese only), and enter your vote of approval or disapproval of the proposals before the above-mentioned voting deadline by using the login ID and temporary password shown on the enclosed voting form and following the on-screen instructions.

For further details, please refer to “Exercise of Voting Rights via the Internet, etc.” on page 4 of this notice.

1.	Date and Time:	Friday, June 26, 2020, at 10:00 a.m. (JST)

2.	Venue:	Banquet 2A, 2F,
IP CITY HOTEL Osaka,
2-12-22 Minamisenba, Chuo-Ku, Osaka-Shi, Osaka

3.	Purpose of the Meeting

Matters to be reported:

	1.	The Business Report, the Consolidated Financial Statements and the Audit Report for the Consolidated Financial Statements by the Financial Auditor and the Audit & Supervisory Board for the 52nd Fiscal Year (from April 1, 2019 to March 31, 2020)

	2.	The Report of Non-consolidated Financial Statements for the 52nd Fiscal Year (from April 1, 2019 to March 31, 2020)

Matters to be resolved:

	Proposal No. 1	Approval of Share Exchange Agreement between the Company and Mitsui Chemicals, Inc.

	Proposal No. 2	Election of Three (3) Directors

	Proposal No. 3	Election of One (1) Substitute Audit & Supervisory Board Member

4.	Other Matters Relating to the General Meetings of Shareholders

(1)	If you exercise your voting rights both in writing (voting form) and via the Internet, the vote via the Internet will be treated as valid.

(2)	If you exercise your voting rights more than once via the Internet, only the last cast vote shall be deemed effective.

(3)

If any shareholder wishes to exercise his/her voting rights by proxy, it shall be limited to delegate one shareholder of the Company having voting rights as a proxy under the provisions of Article 14 of the Articles of Incorporation of the Company, provided, however, it is necessary to submit written proof of the authority of proxy.

(4)

Among the documents to be provided with this Notice, the items below are posted on the Company’s website (https://www.arrk.co.jp/) (Japanese only) pursuant to laws and regulations and Article 12 of the Articles of Incorporation of the Company.

(i)	Systems to Ensure Appropriate Operation and the Status of Implementation of the Systems in the Business Report

(ii)	Notes to Consolidated Financial Statements

(iii)	Notes to Non-consolidated Financial Statements

(iv)

Among Proposal No. 1 “Approval of Share Exchange Agreement between the Company and Mitsui Chemicals, Inc.” in the Reference Documents for General Meeting of Shareholders, the Provisions of the Articles of Incorporation of Mitsui Chemicals, Inc. and details of the Financial Statements, etc. of Mitsui Chemicals, Inc. for the most recent business year

Notes (i) to (iii) are included in the Business Report, the Consolidated Financial Statements and Non-consolidated Financial Statements audited by the Audit & Supervisory Board and Audit & Supervisory Board Members for preparation of the audit report and by the Financial Auditor for preparation of the financial audit report.

●	When you attend the meeting, you are kindly requested to present the enclosed voting form at the reception.

●	In order to save resources, please bring this Notice when you attend the meeting.

●

If any corrections are made to items in the Reference Documents for the General Meeting of Shareholders, the Business Report, the Consolidated Financial Statements or the Non-consolidated Financial Statements, such corrections will be posted on the Company’s website (https://www.arrk.co.jp/) (Japanese only).

Information About Exercising Your Voting Rights

You may exercise your voting rights using one of the following three methods.

Exercise of voting rights by attending the General Meeting of Shareholders

Please exercise your voting rights by submitting the enclosed voting form to the reception.

Date and time: Friday, June 26, 2020, at 10:00 a.m. (JST) (Reception starts at 9:00 a.m. (JST))

Exercise of voting rights in writing (by mail)

Please indicate your vote of approval or disapproval of each proposal on the enclosed voting form, and return the completed voting form by mail without affixing a stamp.

Deadline for exercise of voting rights: Must arrive by 5:30 p.m. on Thursday, June 25, 2020 (JST)

Exercise of voting rights via the Internet

Please access the voting website (https://evote.tr.mufg.jp/) (Japanese only) using your personal computer, smart phone or mobile phone, and enter your vote of approval or disapproval of each proposal by entering the login ID and temporary password shown on the enclosed voting form and following on-screen instructions.

Deadline for exercise of voting rights: Must be submitted by 5:30 p.m. on Thursday, June 25, 2020 (JST)

*	If you exercise your voting rights both in writing (by mail) and via the Internet, etc., the voting rights exercised via the Internet, etc. shall be treated as valid.

*	If you exercise your voting rights multiple times via the Internet, etc., only the last vote shall be treated as valid.

Exercise of Voting Rights via the Internet, etc.

Voting website: https://evote.tr.mufg.jp/

(1)	Access the voting website.

(2)	Enter your login ID and temporary password shown on the voting form and click “Log in.”

(3)	Register a new password.

Next, enter your vote of approval or disapproval of each proposal by following the on-screen instructions.

*	The voting website is not available from 2:00 a.m. to 5:00 a.m. (JST) due to maintenance and inspection.

*	The voting website may not be available depending on your Internet environment, subscribed service, or the model of the device.

*	Costs incurred when accessing the voting website such as the Internet connection charge and communication expenses shall be borne by shareholders.

Inquiries about the system, etc.	Mitsubishi UFJ Trust and Banking Corporation Stock Transfer Agency (Help Desk) Telephone: 0120-173-027 (Japanese only) (Operating hours: 9:00 a.m. – 9:00 p.m. (JST); Toll free)

Reference Documents for General Meeting of Shareholders

Proposal No. 1	Approval of Share Exchange Agreement between the Company and Mitsui Chemicals, Inc.

The Company and Mitsui Chemicals, Inc. (“Mitsui Chemicals”) resolved at the meetings of their respective boards of directors held on May 14, 2020 to conduct a share exchange (the “Share Exchange”) through which Mitsui Chemicals will become the wholly-owning parent company of the Company, and the Company will become the wholly-owned subsidiary of Mitsui Chemicals, and a share exchange agreement (the “Share Exchange Agreement”) was executed on the same day between the two companies.

We seek approval of the Share Exchange Agreement.

The Share Exchange is planned to be conducted with an effective date of August 1, 2020, with Mitsui Chemicals not obtaining approval by a resolution of its shareholders meeting pursuant to simplified share exchange procedures under Article 796, paragraph (2) of the Companies Act, and the Company obtaining approval by a resolution of this annual shareholders meeting.

In advance of the effective date of the Share Exchange, the common shares of the Company (“Company Shares”) are planned to be delisted from the First Section of Tokyo Stock Exchange, Inc. (the “TSE”) on July 30, 2020 (final trading date: July 29, 2020).

Additionally, Mitsui Chemicals currently holds Company Shares indirectly through its wholly-owned subsidiary, MC Investment 01 Corporation (“MC Investment 01”); however, the board of directors meeting of Mitsui Chemicals held on May 14, 2020 resolved to conduct an absorption-type merger (the “Merger”) in which Mitsui Chemicals will be the surviving company and MC Investment 01 will be the disappearing company with an effective date of July 31, 2020, in advance of the effective date of the Share Exchange. The Share Exchange will take effect on the condition that the Merger has taken effect.

The reason for the Share Exchange, summary of the details of the Share Exchange Agreement, and other matters relating to this proposal are as follows.

1. Reason for Share Exchange

Mitsui Chemicals has established a corporate mission of “contributing broadly to society by providing high-quality products and services to customers through innovation and the creation of materials, while keeping in harmony with the global environment,” and it aims to contribute to society through its business activities by endeavoring to resolve social issues through economic, environmental, and social measures. Additionally, Mitsui Chemicals defines its corporate vision as “constantly pursuing innovation and growth to become a chemical group with an undisputed global presence.”

In the long-term business plan looking ahead to fiscal year 2025, Mitsui Chemicals identifies the achievement of “a cohesive society in harmony with the environment,” “health and happiness in an aging society,” and “industrial platforms in harmony with local communities” as social issues to which the Mitsui Chemicals Group should contribute, and Mitsui Chemicals is endeavoring to achieve a better future society in the five business domains of mobility, health care, food and packaging, next generation business, and basic materials. In the mobility domain in particular, market needs are becoming more sophisticated and diverse, and material manufacturers are required to be ahead of the market and not simply to provide materials, but to provide combinations of materials and parts as solutions that demonstrate something is being made, which includes design considerations. In consideration of these types of customer needs, Mitsui Chemicals has implemented a variety of measures to enable it to provide solutions, including those other than providing materials, for making automobiles lighter and improving their safety. Moving forward, Mitsui Chemicals intends to continue to strengthen its competitiveness by advancing with its provision of solutions that combine design, analysis, evaluation, trial production, and other functions with existing businesses and to further expand its business in the mobility domain.

The Company, since its founding in 1948, has been a development support company that provides a wide range of services, such as product planning and design; product engineering; analytical engineering; prototyping; tooling design, manufacturing, and maintenance; and production and marketing of small-lot moldings in the automobile industry and many others. Utilizing its strengths in this wide range of services and functions and its superior analytical and processing technology, the Company is endeavoring to become a trusted partner and one-stop provider of support for achieving customer innovations under the corporate strategy established in 2019, “ARRK Challenge 2019.” In recent years, the automobile manufacturing industry has undergone rapid market environment changes, such as those caused by the effects of the new technological revolution known as “CASE” (connected, autonomous/automated, shared, electric), and customers require complete solutions all the way from the design stage to mass production development. In the same way, customers in growth areas such as robots, drones, and health care also require one-stop solution providers from product planning and engineering up to production, in addition to which new companies are taking the opportunities provided by technological innovations to enter these markets, leading to increasingly intense competition. Taking into consideration these types of sudden changes in the market environment, the Company intends to reform its business portfolio and strengthen its corporate character by developing and providing packaged solutions that meet customer needs.

Based on the awareness that Mitsui Chemicals and the Company could expand their businesses both domestically and overseas by combining their strengths, Mitsui Chemicals established MC Investment 01 and conducted a tender offer for the shares of the Company through MC Investment 01, making the Company a consolidated subsidiary of Mitsui Chemicals on January 24, 2018. Thereafter, Mitsui Chemicals and the Company have collaborated in the belief that combining the companies’ areas of expertise, namely Mitsui Chemicals’ knowledge of materials and the Company’s understanding of automotive development support, and utilizing the channels and technologies of both companies will enable them to provide solutions that make use of their combined strength and to further expand the customer bases of both companies and create new related businesses, thereby enabling them to achieve sustainable growth together. Currently, Mitsui Chemicals and the Company are engaged in ongoing collaboration including information sharing, joint customer visits and projects, and the usage of each other’s business locations.

However, Mitsui Chemicals and the Company each set out their own mid- to long-term business plans and operate as independent listed companies. In particular, as awareness of corporate governance is increasing and the governance systems of listed companies are required to have a greater level of fairness of transparency, as seen in the “Practical Guidelines for Group Governance Systems” issued by the Ministry of Economy, Trade and Industry of Japan in June 2019, in order for Mitsui Chemicals and the Company to collaborate, it is necessary to conduct certain procedures to eliminate the inherent conflicts of interest between Mitsui Chemicals, the controlling shareholder of the Company, and the minority shareholders of the Company; therefore, there are currently certain limitations on the companies’ ability to create shared strategies, further strengthen cooperation, effectively utilize management resources such as through technology and personnel exchange, and accelerate the decision-making involved in cooperation. However, in order to quickly respond to ever-changing customer needs amid the rapid market environment changes that are shaking the entire automobile manufacturing industry, Mitsui Chemicals believes that stronger ties between the companies are necessary and that it is desirable to transition to a structure that enables the prompt and smooth provision of solutions utilizing the strength of the entire group. In January 2018, Mitsui Chemicals, as a chemical manufacturer, had little familiarity with the development support business and did not believe that directly managing the Company at the level of the chemical industry would lead to improved business value for the Company, so the Company continued operating independently. However, in the two years since the Company became a consolidated subsidiary of Mitsui Chemicals, efforts have been made within Mitsui Chemicals to strengthen solutions businesses other than the Company, and Mitsui Chemicals believes that its level of understanding of the development support business has increased and thinks that a foundation has been laid for a transition to a structure wherein the Company is managed jointly with other group companies within the Mitsui Chemicals Group. Based on the above, in order to increase the corporate value of Mitsui Chemicals and the Company by demonstrating the greatest amount of synergy between the two companies and strengthening the ability to provide solutions to customers, Mitsui Chemicals considered it beneficial to transition to a structure that could enable flexible decision-making as a unified group based on Mitsui Chemicals’ mid- to long-term perspective, efficient allocation of human and financial management resources, and the promotion of cooperation through close communication between the companies by the Company becoming a wholly-owned subsidiary of Mitsui Chemicals; accordingly, in late November 2019, Mitsui Chemicals proposed the Share Exchange (the “Proposal”) to the Company.

The Company, meanwhile, since becoming a consolidated subsidiary of Mitsui Chemicals, has endeavored to increase its corporate value through measures such as (i) improving its design and analysis capabilities by utilizing the Mitsui Chemicals Group’s knowledge of and analysis data on materials, (ii) strengthen the capability of the prototyping business to provide solutions by accessing the results of the Mitsui Chemicals Group’s research and development on next-generation materials and the like, and (iii) creating high-value-added services in the tooling business through collaboration with the Mitsui Chemicals Group. While these measures have progressed steadily, in addition to the CASE revolution in the automobile manufacturing industry discussed above, the business environment is rapidly changing in ways such as increasing demand for materials that contribute to improved production and safety and reduced weight and costs and the advancement of digitalization and AI implementation in various aspects of product development, and customers have increasing needs to receive one-stop solutions that take the above considerations into account. In order to promptly respond to the rapidly increasing diversification and sophistication of the market environment and to customer needs, and thereby achieve further growth, the Company reached the determination that it is necessary to strengthen the competitiveness of its business by taking bold measures, including further strengthening the structure of collaboration with Mitsui Chemicals.

Under these circumstances, after receiving the Proposal from Mitsui Chemicals, the Company created a project team composed only of officers and employees who did not concurrently serve at or were not originally from Mitsui Chemicals to consider the merits and demerits of being made a wholly-owned subsidiary. As a result, the Company reached the determination that becoming a wholly-owned subsidiary of Mitsui Chemicals and strengthening the system of collaboration in which the Company will be part of the Mitsui Chemicals Group based on the relationship of trust developed since becoming a consolidated subsidiary of Mitsui Chemicals would contribute to increasing the corporate value of the Company.

Subsequently, after repeated discussions, Mitsui Chemicals and the Company reached the conclusion that the Company becoming a wholly-owned subsidiary of Mitsui Chemicals would be beneficial not only for increasing the corporate value of Mitsui Chemicals but also for increasing the corporate value of the Company through such means as enabling flexible decision-making as a unified group based on Mitsui Chemicals’ mid- to long-term perspective, efficient allocation of human and financial management resources, and the promotion of cooperation through close communication between the companies.

Specifically, the benefits to the Mitsui Chemicals Group of the Company becoming a wholly-owned subsidiary of Mitsui Chemicals are expected to be as follows.

(i) Accelerating efforts to achieve long-term synergies, such as strengthening of the already ongoing collaboration in the tooling business, expanding business opportunities in Europe, and promoting research and development through joint development

(ii) Strengthening of the Mitsui Chemicals Group’s overall capabilities to provide total solutions through the efficient allocation of management resources

The benefits to the Company are expected to be as follows.

(i) Further strengthening capabilities to provide services and solutions by utilizing the Mitsui Chemicals Group’s knowledge of next-generation materials and technology for binding dissimilar materials and its know-how regarding quality assurance and intellectual property

(ii) Strengthening design and analysis capabilities and product development capabilities by making greater use of the newest technologies of the Mitsui Chemicals Group

(iii) Increasing business opportunities through such means as expanding sales channels using the customer bases and global networks of Mitsui Chemicals and the companies of the Mitsui Chemicals Group

(iv) Increasing sharing of know-how and fostering personnel through the further promotion of personnel exchanges with Mitsui Chemicals and the companies of the Mitsui Chemicals Group

(v) Due to delisting, the ability to operate businesses based on long-term perspectives without focusing on short-term profits in consideration of the interests of minority shareholders, and faster decision-making

(vi) Doing away with the costs of maintaining listing

Based on the above understanding, after considering and discussing the terms and conditions of the Share Exchange, including the share exchange ratio, Mitsui Chemicals and the Company reached an agreement, and the meetings of their respective boards of directors held on May 14, 2020 have resolved to conduct the Share Exchange; accordingly, Mitsui Chemicals and the Company have executed the Share Exchange Agreement on the same day.

2. Summary of Details of Share Exchange Agreement

Details of the Share Exchange Agreement executed between the Company and Mitsui Chemicals on May 14, 2020 are as follows.

SHARE EXCHANGE AGREEMENT (Copy)

Mitsui Chemicals, Inc, (“Mitsui Chemicals”) and ARRK Corporation (“ARRK”) enter into this Share Exchange Agreement (this “Agreement”) on May 14, 2020 (the “Execution Date”) as follows.

Article 1	Share Exchange

Mitsui Chemicals and ARRK shall conduct a share exchange (the “Share Exchange”) in accordance with the provisions of this Agreement, through which Mitsui Chemicals will become the wholly-owning parent company of ARRK and ARRK will become a wholly-owned subsidiary of Mitsui Chemicals, and Mitsui Chemicals shall acquire all of the issued shares of ARRK (excluding shares of ARRK held by Mitsui Chemicals; the same applies hereinafter) by way of the Share Exchange.

Article 2	Trade Name and Address of Wholly-owning Parent Company Resulting from Share Exchange and Wholly-owned Subsidiary Resulting from Share Exchange

The trade names and addresses of Mitsui Chemicals and ARRK are as set out below:

(1)	Mitsui Chemicals (wholly-owning parent company resulting from share exchange)

Trade name: Mitsui Chemicals, Inc.

Address: 1-5-2 Higashi-Shinbashi, Minato-ku, Tokyo

(2)	ARRK (wholly-owned subsidiary resulting from share exchange)

Trade name: ARRK Corporation

Address: 2-2-9 Minami Hommachi, Chuo-Ku, Osaka-Shi, Osaka

Article 3	Shares Delivered upon the Share Exchange and Allotment Thereof

1.

Upon the Share Exchange, Mitsui Chemicals shall deliver, in place of the shares of common stock of ARRK, shares of common stock of Mitsui Chemicals to the shareholders of ARRK who are entered or recorded in the shareholder register of ARRK (which means the shareholders after the cancellation of treasury shares of ARRK pursuant to Article 9, and excluding Mitsui Chemicals; the same applies in this Article) at the time (the “Record Time”) immediately prior to the time at which Mitsui Chemicals acquires all of the issued shares of ARRK by way of the Share Exchange, and such delivery shall be in the total number of shares of common stock of ARRK held by such shareholders multiplied by 0.0511.

2.

Mitsui Chemicals shall, upon the Share Exchange, allot shares of common stock of Mitsui Chemicals to the shareholders of ARRK at the ratio of 0.0511 shares of common stock of Mitsui Chemicals per share of common stock of ARRK held by such shareholders (the “Share Exchange Ratio”).

3.

If the number of shares of common stock of Mitsui Chemicals to be allotted by Mitsui Chemicals to the shareholders of ARRK in accordance with the provisions of the preceding two paragraphs includes a fraction of less than one share, Mitsui Chemicals shall treat such fraction in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4	Amounts of Stated Capital and Capital Reserves of Mitsui Chemicals

The amounts of capital and reserves of Mitsui Chemicals to be increased upon the Share Exchange shall be as follows:

(1) Stated capital	0 yen

(2) Capital reserves	Amount separately determined by Mitsui Chemicals pursuant to Article 39 of the Rules of Corporate Accounting

(3) Revenue reserves	0 yen

Article 5	Effective Date of Share Exchange

1.

The date on which the Share Exchange becomes effective (the “Effective Date”) shall be August 1, 2020; provided, however, that the Share Exchange will become effective on the condition that the absorption-type merger under the Absorption-type Merger Agreement dated May 14, 2020 between Mitsui Chemical and MC Investment 01 Corporation has become effective.

2.	This may be changed upon agreement between Mitsui Chemicals and ARRK if necessary due to the progress of procedures pertaining to the Share Exchange or other reasons.

Article 6	Approval of Shareholders Meeting

1.

Mitsui Chemicals will conduct the Share Exchange without obtaining approval from the shareholders meeting prescribed in Article 795, paragraph (1) of the Companies Act in accordance with the provisions of the main text of Article 796, paragraph (2) of the Companies Act; provided, however, that if it is necessary to obtain approval for this Agreement from the shareholders meeting in accordance with the provisions of Article 796, paragraph (3) of the Companies Act, Mitsui Chemicals shall request the shareholders meeting to give approval for this Agreement no later than the day immediately prior to the Effective Date.

2.

ARRK shall seek approval for this Agreement at the shareholders meeting prescribed in Article 783, paragraph (1) of the Companies Act (the “ARRK Shareholders Meeting”) no later than the day immediately prior to the Effective Date.

Article 7	Operation of Business, etc.

1.

For the period from the Execution Date to the Effective Date, Mitsui Chemicals and ARRK shall execute their business, and administer and manage their properties with the due care of prudent managers, and shall cause their subsidiaries to perform their business and administer and manage their properties with the due care of prudent managers.

2.

Except as otherwise provided for in this Agreement, if, during the period from the Execution Date to the Effective Date, Mitsui Chemicals or ARRK intends to conduct, or cause its subsidiary to conduct, any act that may materially affect its financial standing, economic standing, rights and obligations, or any other act that may materially affect the execution of the Share Exchange or the Share Exchange Ratio, Mitsui Chemicals and ARRK shall conduct, or cause its subsidiary to conduct, such act upon agreement through mutual consultation in advance.

Article 8	Distribution of Dividends, etc.

1.

Except as provided for in the following paragraph, neither Mitsui Chemicals nor ARRK shall, after the Execution Date, resolve to distribute any dividend with a record date prior to the Effective Date, or to acquire its own treasury shares with an acquisition date prior to the Effective Date (unless either party is required to acquire own shares upon the exercise of the rights by the shareholders under the applicable laws or regulations).

2.

Notwithstanding the provisions of the preceding paragraph, Mitsui Chemicals may distribute a dividend to the shareholders or registered pledgees of shares entered or recorded in the final shareholder register as of March 31, 2020 up to the amount of 50 yen per share and 9,551,147,600 yen in total. However, Mitsui Chemicals and ARRK may change the distribution amount of such dividend upon separate agreement in writing.

Article 9	Cancellation of Treasury Shares

ARRK shall, at the Record Time, cancel all of its treasury shares held thereby at the Record Time (including treasury shares acquired in response to any demands for purchase of shares that are exercised upon the Share Exchange by dissenting shareholders as prescribed in Article 785, paragraph (1) of the Companies Act) by the resolution of the meeting of the board of directors held on or before the day immediately prior to the Effective Date.

Article 10	Amendment to Agreement, etc.

If a material change occurs in the share price, the financial condition or business condition of Mitsui Chemicals or ARRK, circumstances that materially obstruct the performance of the Share Exchange occur or are identified, or it otherwise becomes difficult to achieve the purpose of the Agreement due to natural disasters or other reasons from the Execution Date until the Effective Date, Mitsui Chemicals and ARRK may amend the conditions of the Share Exchange or other terms of this Agreement, or terminate this Agreement upon consultation and agreement between the two parties.

Article 11	Effect of Agreement

If (i) the ARRK Shareholders Meeting does not approve this Agreement by the day immediately prior to the Effective Date, (ii) the shareholders meeting of Mitsui Chemicals does not approve this Agreement by the day immediately prior to the Effective Date despite it being necessary for Mitsui Chemicals to obtain approval of this Agreement from the shareholders meeting in accordance with the provisions of Article 796, paragraph (3) of the Companies Act, (iii) the relevant governmental agencies and other authorities do not give the approvals or other authorizations necessary for the execution of the Share Exchange as prescribed in applicable laws and regulations, or (iv) this Agreement is terminated pursuant to the preceding Article, then this Agreement shall cease to be effective.

Article 12	Governing Law and Court of Jurisdiction

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	If any dispute arises in relation to the performance or interpretation of this Agreement, the Tokyo District Court shall have exclusive jurisdiction as the court of first instance.

Article 13	Consultation

If any matter not described in this Agreement or any doubt regarding the content of this Agreement arises, Mitsui Chemicals and ARRK shall attempt to resolve that doubt through consultation in good faith.

IN WITNESS WHEREOF, Mitsui Chemicals and ARRK hereto have executed this Agreement in duplicate by placing their respective seals and signatures thereon, and each party shall retain one original thereof.

May 14, 2020

Mitsui Chemicals: Osamu Hashimoto, President & CEO

  Mitsui Chemicals, Inc.

  1-5-2 Higashi-Shinbashi, Minato-ku, Tokyo

ARRK: Atsushi Komoriya, President & CEO

  ARRK Corporation

  2-2-9 Minami Hommachi, Chuo-Ku, Osaka-Shi, Osaka

3. Matters Relating to the Appropriateness of the Exchange Compensation

(1) Matters Relating to the Appropriateness of the Exchange Compensation

(i) Details of Allotments Pertaining to Share Exchange

	Mitsui Chemicals (Wholly-owning parent company resulting from share exchange)	The Company (Wholly-owned subsidiary resulting from share exchange)

Allotment ratio of Share Exchange	1	0.0511

Number of shares to be delivered through Share Exchange	Common shares of Mitsui Chemicals: 5,299,076 shares (planned)

Note 1: Share allotment ratio

For each common share of the Company, 0.0511 common shares of Mitsui Chemicals (“Mitsui Chemicals Shares”) will be allotted and delivered. However, no allotment of shares through the Share Exchange will be made for Company Shares held by Mitsui Chemicals (at present, 301,326,396 shares*). The allotment ratio for the Share Exchange stated above (the “Share Exchange Ratio”) may be changed upon consultation and agreement between Mitsui Chemicals and the Company if a material change occurs in the share price, financial condition or business condition of Mitsui Chemicals or the Company, circumstances that materially obstruct the performance of the Share Exchange occur or are identified, or it otherwise becomes difficult to achieve the purpose of the Share Exchange Agreement due to natural disasters or other reasons from the execution date of the Share Exchange Agreement until the effective date of the Share Exchange.

*At present, the direct holder of the Company Shares is MC Investment 01, a wholly-owned subsidiary of Mitsui Chemicals. It is, however, planned that Mitsui Chemicals will directly hold the Company Shares on the effective date of the Share Exchange by absorbing MC Investment 01 through an absorption-type merger in advance of the Share Exchange taking effect.

Note 2: Number of Mitsui Chemicals Shares to be delivered through Share Exchange

When conducting the Share Exchange, Mitsui Chemicals will allot and deliver the number of Mitsui Chemicals Shares calculated pursuant to the Share Exchange Ratio to the shareholders of the Company (excluding Mitsui Chemicals) immediately before the time at which Mitsui Chemicals acquires all of the issued shares of the Company (excluding Company Shares held by Mitsui Chemicals) through the Share Exchange (the “Record Time”) in exchange for the Company Shares held by those shareholders.

Immediately before the Record Time, the Company plans to cancel all of the treasury shares held by the Company at that time (including the number of treasury shares acquired by the Company as shares purchased in connection to repurchase requests exercised pursuant to Article 785, paragraph (1) of the Companies Act when conducting the Share Exchange) by a resolution of a meeting of its board of directors to be held by the day preceding the effective date of the Share Exchange. The total number of common shares to be allotted and delivered through the Share Exchange may be amended in the future due to the acquisition or cancellation of treasury shares by the Company.

Additionally, the Mitsui Chemicals Shares to be delivered upon the Share Exchange are planned to be appropriated from the treasury shares held by Mitsui Chemicals (as of March 31, 2020: 13,557,163 shares), and Mitsui Chemicals does not plan to issue any new shares.

Note 3: Handling of shares of less than one share unit

Shareholders of the Company who come to hold shares of less than one share unit of Mitsui Chemicals (i.e., less than 100 shares) as a result of the Share Exchange will be unable to sell those shares of less than one share unit on financial instruments exchange markets but will have the following choices in relation to shares of less than one share unit of Mitsui Chemicals from the effective date of the Share Exchange.

(i)	Additional purchase of shares of less than one share unit (additional purchase to reach 100 shares)

Pursuant to Article 194, paragraph (1) of the Companies Act and the articles of incorporation of Mitsui Chemicals, shareholders who hold shares of less than one share unit of Mitsui Chemicals may request Mitsui Chemicals to sell to them the number of shares that will result in them holding one share unit (100 shares) of Mitsui Chemicals and may purchase those additional shares from Mitsui Chemicals.

(ii)	Repurchase of shares of less than one share unit (sale of less than 100 shares)

Pursuant to Article 192, paragraph (1) of the Companies Act, shareholders who hold shares of less than one share unit of Mitsui Chemicals may request Mitsui Chemicals to repurchase the shares of less than one share unit that they hold.

Note 4: Handling of fractional shares

If the Share Exchange results in shareholders of the Company receiving a number of Mitsui Chemicals Shares that includes a fractional share, in accordance with Article 234 of the Companies Act and other related laws and regulations, Mitsui Chemicals will sell the number of Mitsui Chemicals Shares equivalent to the total number of those fractional shares (if that total number includes a fraction, rounded down to the nearest whole number) and pay the proceeds of that sale in cash to the Company shareholders in proportion to the fractional shares they are to receive.

(ii) Calculation Basis of Details of Allotments Pertaining to Share Exchange

a. Basis of and Reasons for Details of Allotments

In order to ensure fairness and appropriateness when calculating the Share Exchange Ratio to be used in the Share Exchange, as stated above in “(i) Details of Allotments Pertaining to Share Exchange,” Mitsui Chemicals and the Company each separately requested a third-party valuation agent independent from both companies to calculate the share exchange ratio, with Mitsui Chemicals selecting Mizuho Securities Co., Ltd. (“Mizuho Securities”) and the Company selecting Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as their respective third-party valuation agents.

As stated below in “(3) (i) Measures to Ensure Fairness,” in order to ensure the fairness of the Share Exchange, including the fairness of the compensation to be delivered in the Share Exchange, Mitsui Chemicals engaged in careful discussion and consideration taking into account the share exchange ratio valuation report received from Mizuho Securities, Mitsui Chemicals’ third-party valuation agent, the advice from Mori Hamada & Matsumoto, Mitsui Chemicals’ legal advisor, the results of due diligence on the Company conducted by Mitsui Chemicals, and other such factors, as a result of which Mitsui Chemicals reached the determination that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders; therefore, Mitsui Chemicals has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As stated below in “(3) (i) Measures to Ensure Fairness” and “(3) (ii) Measures to Avoid Conflicts of Interest,” in order to ensure the fairness of the Share Exchange, including the fairness of the compensation to be delivered in the Share Exchange, the Company engaged in discussions with Mitsui Chemicals on multiple occasions regarding the Share Exchange Ratio and other terms and conditions of the Share Exchange and carefully discussed and considered conducting the Share Exchange using the Share Exchange Ratio, taking into account the share exchange ratio valuation report received from Mitsubishi UFJ Morgan Stanley Securities, the Company’s third-party valuation agent, advice from TMI Associates, the Company’s legal advisor, the results of due diligence on Mitsui Chemicals conducted by the Company, instructions and advice from a special committee composed solely of independent members without interests in Mitsui Chemicals, the Company’s controlling shareholder (the “Special Committee”; for details, refer to “(3) (ii) Measures to Avoid Conflicts of Interest” below), and a report received from the Special Committee on May 13, 2020 (the “Report”). Following that, the Company reached the determination that the Share Exchange Ratio is not disadvantageous to its minority shareholders, taking into account the fact that the Share Exchange Ratio can be considered reasonable based on the fact that it exceeds the upper limit of the calculation results obtained using the market share price analysis and comparable companies analysis and is within the range of the calculation results obtained using discounted cash flow analysis, as stated below in “b.(ii) Summary of Calculation.” Based on the discussions, consideration, and other factors stated above, the Company has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As a result of repeated negotiations and discussions between the companies taking into account the considerations stated above, Mitsui Chemicals and the Company reached the determination that conducting the Share Exchange using the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and accordingly, Mitsui Chemicals and the Company have executed the Share Exchange Agreement pursuant to resolutions of the meetings of their respective boards of directors held on May 14, 2020 regarding conducting the Share Exchange using the Share Exchange Ratio.

In accordance with the Share Exchange Agreement, the Share Exchange Ratio may be changed upon consultation and agreement between Mitsui Chemicals and the Company if a material change occurs in the share price, financial condition or business condition of Mitsui Chemicals or the Company, circumstances that materially obstruct the performance of the Share Exchange occur or are identified, or it otherwise becomes difficult to achieve the purpose of the Share Exchange Agreement due to natural disasters or other reasons from the execution date of the Share Exchange Agreement until the effective date of the Share Exchange.

b. Matters Relating to Calculation

(i) Names of Valuation Agents and Relationships to Mitsui Chemicals and the Company

Mizuho Securities, Mitsui Chemicals’ financial advisor (third-party valuation agent), and Mitsubishi UFJ Morgan Stanley Securities, the Company’s financial advisor (third-party valuation agent), are both valuation agents that are independent of both Mitsui Chemicals and the Company, and neither constitutes a related party of either Mitsui Chemicals or the Company; accordingly, neither has any material interests to be stated in relation to the Share Exchange.

(ii) Summary of Calculation

As the common shares of both Mitsui Chemicals and ARRK are listed on the first section of the TSE and have a market share price, Mizuho Securities conducted the calculation using market share price analysis (using the average closing share prices for the one-month, three-month, and six-month periods up to May 13, 2020, the record date for the calculation), as well as using discounted cash flow analysis (“DCF Analysis”) in order to reflect the future business activities of Mitsui Chemicals and ARRK in the calculation.

The share exchange valuation report prepared by Mizuho Securities was provided to serve as a reference for the board of directors of Mitsui Chemicals to determine the share exchange ratio and does not express any opinion regarding the fairness of the share exchange ratio agreed upon and determined by Mitsui Chemicals and ARRK.

The valuation range for each method based on the Mitsui Chemicals Shares having a per-share value of 1 is as follows.

Method used	Share exchange ratio valuation range
Market Share Price Analysis	0.0369 – 0.0442
DCF Method	0.0256 – 0.0517

Mizuho Securities used information provided by Mitsui Chemicals and ARRK, information generally available to the public, and other such information when calculating the share exchange ratio; Mizuho Securities has assumed that all such materials, information, and the like used are accurate and complete and has not conducted any independent verification of the accuracy or completeness thereof. Mizuho Securities has not conducted any independent valuation, appraisal, or assessment of the assets and liabilities (including contingent liabilities) of Mitsui Chemicals, ARRK, and their affiliated companies, including any analysis or valuation of each individual asset and liability, and has not requested an appraisal or assessment from a third-party agent. Mizuho Securities has assumed that the financial projections of Mitsui Chemicals and ARRK have been reasonably prepared based on the best projections and judgments available at present to the companies’ management teams. The calculation of the share exchange ratio by Mizuho Securities is based on information and economic conditions as of May 13, 2020.

The financial projections of Mitsui Chemicals and ARRK on which Mizuho Securities based its calculations using the DCF method include business years in which a significant increase or decrease in profit is expected. Specifically, the financial projection of Mitsui Chemicals contains a significant decrease in operating profit of 30% or more for the fiscal year ending March 2021 as compared to the previous fiscal year. This decrease is due to the inclusion of factors such as decreased sales volumes in each segment taking into account the increased uncertainty regarding present economic conditions due to the influence of the spread of the coronavirus. Additionally, a significant increase in profit of 30% or more is expected for the fiscal year ending March 2022 as compared to the previous fiscal year. This increase is due to the expected recovery following the elimination of the main cause of the temporary decrease in profit due to increased economic uncertainty that was included in the fiscal year ending March 2021. The financial projection of ARRK, meanwhile, contains a significant decrease in operating profit of 30% or more for the fiscal year ending March 2021 as compared to the previous fiscal year. This decrease is due to the inclusion of factors such as decreased sales volumes in each segment taking into account the increased uncertainty regarding present economic conditions due to the influence of the spread of the coronavirus. Additionally, a significant increase in profit of 30% or more is expected for the fiscal year ending March 2022 as compared to the previous fiscal year. This increase is due to the expected recovery following the elimination of the main cause of the temporary decrease in profit due to increased economic uncertainty that was included in the fiscal year ending March 2021.

Mitsubishi UFJ Morgan Stanley Securities conducted the calculation using market share price analysis as the shares of both Mitsui Chemicals and ARRK are listed on financial instruments exchanges and have a market share price, and using comparable companies analysis as there are multiple listed companies engaged in businesses comparably similar to those of Mitsui Chemicals and ARRK and it is possible to infer share value using that analysis; additionally, DCF Analysis was used in order to reflect the future business activities of both companies in the valuation.

The results of the calculation of the share exchange ratio using each method based on the Mitsui Chemicals Shares having a per-share value of 1 are as follows.

Method used	Share exchange ratio valuation range
Market Share Price Analysis	0.0369 – 0.0442
Comparable Companies Analysis	0.0227 – 0.0369
DCF Analysis	0.0314 – 0.0594

For the market share price analysis, May 13, 2020 was set as the record date for the calculation, and the closing share price of the shares of each company on the first section of the TSE on the record date and the simple average of the closing share prices on each trading day for the one-month, three-month, and six-month periods up to the record date were used.

In the comparable companies analysis, Mitsubishi Chemical Holdings Corporation, Sumitomo Chemical Company, Limited, and Asahi Kasei Corporation were selected from among general chemicals companies as similar listed companies thought to be comparably similar to Mitsui Chemicals taking into account the similarity of matters such as business details, profits and losses, and financial condition, and the corporate value of Mitsui Chemicals was analyzed using the EBITDA multiple. For ARRK, ABIST Co., Ltd., PUNCH INDUSTRY CO., LTD., NICHIDAI CORPORATION, Topre Corporation, G-TEKT CORPORATION, and UNIPRES CORPORATION were selected from among companies dealing in styling design and engineering, companies dealing in tooling, and companies dealing in presses as similar listed companies thought to be comparably similar to ARRK taking into account the similarity of matters such as business details, profits and losses, and financial condition, and the corporate value of ARRK was analyzed using the EBITDA multiple. Based on the results of these analyses, the share exchange ratio range was calculated to be 0.0227 to 0.0369.

In the DCF Analysis, taking into account various factors such as financial projections prepared by Mitsui Chemicals for the fiscal year ending March 2020 to the fiscal year ending March 2023, recent business results trends, and information generally available to the public, the corporate value of Mitsui Chemicals was evaluated by discounting future free cash flows based on assumptions thought to be reasonable to their present value using a certain discount rate. The discount rate used was 3.00% to 4.00%, and when calculating the going concern value, analysis was performed using the multiple method with an EBITDA multiple of 6.0 to 7.0. For ARRK, its corporate value was evaluated by discounting future free cash flows based on financial projections prepared by ARRK for the fiscal year ending March 2020 to the fiscal year ending March 2026 to their present value using a certain discount rate. The discount rate used was 4.00% to 5.00%, and when calculating the going concern value, analysis was performed using the multiple method with an EBITDA multiple of 5.0 to 7.5. Based on the results of these analyses, the share exchange ratio range was calculated to be 0.0314 to 0.0594.

The financial projections of Mitsui Chemicals and ARRK on which Mitsubishi UFJ Morgan Stanley Securities based its calculations do not include any business years in which a significant increase or decrease in profit is expected. Additionally, the financial projections of Mitsui Chemicals and ARRK do not assume that the Share Exchange will be conducted.

Note:

The analysis by Mitsubishi UFJ Morgan Stanley Securities and the analysis of the share exchange ratio on which it is based were conducted for the benefit of the board of directors of ARRK with the sole purpose of serving as a reference for the board of directors. These analyses do not constitute a financial opinion or recommendation of Mitsubishi UFJ Morgan Stanley Securities or any of its affiliated companies and do not express any opinion or recommendation to the shareholders of ARRK or Mitsui Chemicals regarding any exercise of voting rights by shareholders at shareholder meetings regarding the Share Exchange or any other action.

When conducting the analysis, Mitsubishi UFJ Morgan Stanley Securities has assumed that information generally available to the public and information obtained through means such as provision from ARRK or Mitsui Chemicals is accurate and complete and has relied on that information, and it has not conducted any independent verification of the accuracy or completeness thereof. Mitsubishi UFJ Morgan Stanley Securities has assumed that financial projections have been reasonably prepared and created by the management teams of ARRK and Mitsui Chemicals and reflect the best projections and judgments available at present regarding the future financial condition of ARRK and Mitsui Chemicals. Mitsubishi UFJ Morgan Stanley Securities has not conducted any independent valuation or assessment of the assets or liabilities of ARRK or Mitsui Chemicals and has not received any valuation or assessment thereof. The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on financial, economic, exchange, market, and other conditions as of the calculation record date of the share exchange ratio valuation report and the information obtained by Mitsubishi UFJ Morgan Stanley Securities as of that date. It is possible that circumstances arising after that date will have an effect on the analysis of Mitsubishi UFJ Morgan Stanley Securities and the assumptions used in preparing the valuation report; however, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise, or reconfirm the valuation report or analysis.

The preparation of the share exchange valuation report and the analysis on which it is based involve a complicated process and are not necessarily suitable for partial analysis or summarization. The valuation ranges based on the specific analyses stated in the valuation report are not to be construed as a valuation of the actual value of ARRK or Mitsui Chemicals by Mitsubishi UFJ Morgan Stanley Securities.

Mitsubishi UFJ Morgan Stanley Securities provides services to ARRK as its financial advisor in regard to this matter and plans to receive fees as consideration for those services. The receipt of a significant portion of those fees is conditional upon the Share Exchange being announced and completed.

(2) Reason for Selecting Mitsui Chemicals Shares as the Exchange Compensation

Mitsui Chemicals and the Company have selected the Mitsui Chemicals Shares, shares of the wholly-owning parent company resulting from share exchange, as the compensation to be delivered in the Share Exchange. In consideration of the facts that (i) the Company’s shareholders can expect to benefit from the increase in corporate value that will result from making the Company a wholly-owned subsidiary through the Share Exchange, and (ii) the Mitsui Chemicals Shares are listed on the First Section of the TSE and will continue to have share liquidity and ensure opportunities for trading even after the effective date of the Share Exchange, the Company has decided that it is appropriate to use the Mitsui Chemicals Shares as compensation in the Share Exchange.

Through the Share Exchange, the Company will become a wholly-owned subsidiary of Mitsui Chemicals on August 1, 2020 (scheduled), the effective date of the Share Exchange, and Company Shares are planned to be delisted on July 30, 2020 (final trading date: July 29, 2020) through the prescribed procedures in accordance with the “Securities Listing Regulations” and the “Criteria for Delisting of Securities” of the TSE. Although the Company Shares will be unable to be traded on the TSE after being delisted, even after the Company Shares are delisted, the Mitsui Chemicals Shares delivered as compensation for the Share Exchange are listed on the First Section of the TSE and may still be traded on the First Section of the TSE even after the effective date of the Share Exchange. Shareholders who hold 1,957 or more Company Shares as of the Record Time will receive an allotment of 100 or more Mitsui Chemicals Shares through the Share Exchange (1,957 Company shares being the number of shares required to receive a share unit of Mitsui Chemicals). Accordingly, the Company believes that such shareholders may receive less than one share unit depending on the number of Company shares held. Shares of more than one share unit can continue to be traded on the First Section of the TSE, thereby ensuring the liquidity of the such shares.

However, shareholders who hold less than 1,957 Company Shares as of the Record Time will receive an allotment of less than one share unit of Mitsui Chemicals Shares. Share allotments of less than one share unit cannot be sold on the First Section of the TSE, but shareholders may either make an additional purchase of shares of less than one share unit from Mitsui Chemicals, or request Mitsui Chemicals repurchase from them the share allotments of less than one share unit that they hold. For details, please refer to “(1) (i) Details of Allotments Pertaining to Share Exchange, Note 3: Handling of shares of less than one share unit” above.

Additionally, please refer to “(1) (i) Details of Allotments Pertaining to Share Exchange, Note 4: Handling of fractional shares” above for details of the handling of fractional shares in cases where fractional shares occur due to the Share Exchange.

(3) Matters Considered to Prevent Harm to Interests of Shareholders

(i) Measures to Ensure Fairness

Mitsui Chemicals already holds 301,326,396 Company Shares (as of March 31, 2020) through MC Investment 01, which is equivalent to 74.40% of the total issued shares of the Company (409,770,388 shares) excluding treasury shares (4,743,867 shares), and is the parent company of the Company; accordingly, the Share Exchange constitutes an acquisition of a subsidiary by a controlling shareholder, and Mitsui Chemicals and the Company therefore determined it to be necessary to ensure the fairness of the Share Exchange and have taken the following measures to do so.

a. Obtainment of Valuation Reports from Independent Third-Party Valuation Agents

Mitsui Chemicals appointed Mizuho Securities, a third-party valuation agent independent from Mitsui Chemicals and the Company, and obtained a valuation report regarding the share exchange ratio on May 14, 2020. For a summary of the valuation report, please refer to “(1) (ii) b. Matters Relating to Calculation” above. Mitsui Chemicals has not received an opinion on the fairness of the share exchange ratio (a fairness opinion) from Mizuho Securities.

The Company appointed Mitsubishi UFJ Morgan Stanley Securities, a third-party valuation agent independent from Mitsui Chemicals and the Company, and obtained a valuation report regarding the share exchange ratio on May 13, 2020. For a summary of the valuation report, please refer to “(1) (ii) b. Matters Relating to Calculation” above. The Company has not received an opinion on the fairness of the share exchange ratio (a fairness opinion) from Mitsubishi UFJ Morgan Stanley Securities.

b. Advice from Independent Law Firms

Mitsui Chemicals appointed Mori Hamada & Matsumoto as a legal advisor independent from Mitsui Chemicals and the Company and has received legal advice regarding matters such as the method and process for decision-making by the board of directors, including the procedures for the Share Exchange.

The Company appointed TMI Associates as a legal advisor independent from Mitsui Chemicals and the Company and has received legal advice regarding matters such as the method and process for decision-making by the board of directors, including the procedures for the Share Exchange.

Both Mori Hamada & Matsumoto and TMI Associates are independent from both Mitsui Chemicals and the Company and do not have any material interests in either company.

(ii) Measures to Avoid Conflicts of Interest

Mitsui Chemicals already holds 301,326,396 Company Shares (as of March 31, 2020) through MC Investment 01, which is equivalent to 74.40% of the total issued shares of the Company (409,770,388 shares) excluding treasury shares (4,743,867 shares), and is the parent company of the Company; accordingly, the Share Exchange constitutes an acquisition of a subsidiary by a controlling shareholder, and Mitsui Chemicals has therefore taken the following measures to avoid conflicts of interest.

a. Obtainment of Opinion from Special Committee with No Interests in the Company

In response to the Proposal from Mitsui Chemicals received in late November 2019, for the purposes of ensuring that the decision-making of ARRK in regard to the transaction for Mitsui Chemicals to make ARRK a wholly-owned subsidiary, which includes the Share Exchange (the “Transaction”), is performed carefully, ensuring fairness by eliminating the risk of arbitrariness and conflicts of interest from the decision-making process of the Company’s board of directors, and confirming that the decision of the board of directors to conduct the Transaction is not disadvantageous to the minority shareholders of the Company, the Company established the Special Committee on January 29, 2020 with three members, each of whom has no interests in Mitsui Chemicals and has been registered with the TSE as an independent officer: Shintaro Takai, an outside Director of the Company (and attorney with Takai & Partners); Tsuneo Yamada, an outside Audit and Supervisory Board Member of the Company (and an attorney with Umegae-Chuo Legal Profession Corporation); and Takao Nakata, also an outside Audit and Supervisory Board Member of the Company (and a certified public accountant with Nakata CPA Office). In considering the Transaction, the Company requested the Special Committee to examine (a) the appropriateness of the purpose of the Transaction, (b) the fairness of the procedures in the negotiation process of the Transaction, (c) the appropriateness of the compensation to be delivered to the minority shareholders of the Company through the Transaction, and (d) based on (a) and (c) above as well as other factors, whether or not the Transaction would be disadvantageous to the minority shareholders of the Company (collectively, the “Inquired Matters”).

From January 29, 2020 until May 12, 2020, the Special Committee held a total of nine meetings, in addition to which it collected information, held discussions whenever necessary, and took other actions, thereby carefully considering the Inquired Matters. Specifically, the Special Committee first confirmed that there were no issues in regard to the independence and expertise of Mitsubishi UFJ Morgan Stanley Securities, appointed by the Company as financial advisor and third-party valuation agent, and TMI Associates, appointed by the Company as legal advisor, and approved those appointments. Following that, the Special Committee received explanations from the Company regarding matters such as the purpose of the Transaction, the background and events leading up to the Transaction, the procedures for formulating the business plan of the Company on which the calculation of the share exchange ratio is based, the details of that business plan, the system for considering the Transaction, and the method for decision-making in regard to the Transaction. The Special Committee also sent a written inquiry to Mitsui Chemicals regarding the purpose of the Transaction and other such matters and received explanations from Mitsui Chemicals regarding matters such as the purpose of the Transaction, the background and events leading up to the Transaction, the reason for choosing a share exchange, the management policy and intended treatment of employees after the Transaction, and Mitsui Chemicals’ views regarding the share exchange ratio, following which the Special Committee received answers to further questions in regard to these matters. Additionally, the Special Committee received advice from TMI Associates, the Company’s legal advisor, regarding the decision-making method of the Company’s board of directors in regard to the Transaction, the operation of the Special Committee, and the procedural aspect of the measures to ensure fairness and measures to avoid conflicts of interest in the Transaction, in addition to which the Special Committee received explanations regarding the results of the legal due diligence conducted on Mitsui Chemicals and received answers to further questions regarding those results. Furthermore, the Company requested AGS Consulting Co., Ltd. (“AGS”) to perform financial and tax due diligence on Mitsui Chemicals (the Company confirmed in advance that AGS had no material interests in either Mitsui Chemicals or the Company) and the Special Committee received explanations from AGS regarding the results of the financial and tax due diligence and received answers to further questions regarding those results. In addition, the Company received explanations from Mitsubishi UFJ Morgan Stanley Securities, the Company’s financial advisor and third-party valuation agent, in regard to the method of calculating the share exchange ratio and the results of that calculation and received answers to further questions in regard thereto, thereby verifying the rationale thereof. Moreover, with advice from Mitsubishi UFJ Morgan Stanley Securities and TMI Associates, the Special Committee determined the policy for negotiating matters such as the share exchange ratio and was substantially involved in the negotiations with Mitsui Chemicals in such ways as receiving reports on the details of the negotiations whenever appropriate, issuing instructions when necessary, and issuing written proposals to Mitsui Chemicals regarding the share exchange ratio on multiple occasions.

The Special Committee submitted the Report to the board of directors of the Company on May 13, 2020, which states that as a result of careful discussion and consideration of the Inquired Matters through the procedures above, the Special Committee does not find the decision to conduct the Transaction to be disadvantageous to the minority shareholders of the Company.

b. Approval by All Disinterested Directors of the Company and Opinion of No Objection from All Disinterested Audit & Supervisory Board Members of the Company

Of the Company’s six Directors, Takayoshi Shimogori concurrently serves as a Member of the Board, Senior Managing Executive Officer of Mitsui Chemicals, Atsushi Komoriya concurrently serves as an Executive Officer of Mitsui Chemicals, and Toshimitsu Ishii concurrently serves as the General Manager of the Solution Business Planning & Administration Division of the Mobility Business Sector of Mitsui Chemicals; accordingly, in order to avoid conflicts of interest, a two-stage series of procedures was implemented at the board of directors meeting of the Company held on May 14, 2020 that resolved on the proposal concerning the Share Exchange, with (i) the other three Directors excluding Takayoshi Shimogori, Atsushi Komoriya, and Toshimitsu Ishii deliberating on and unanimously resolving to pass the proposal, after which (ii) in order to ensure a quorum of the board of directors, all six Directors, including Takayoshi Shimogori, Atsushi Komoriya, and Toshimitsu Ishii, once again deliberated on and unanimously resolved to pass the proposal. Additionally, three audit and supervisory board members participated in the board of directors meeting, and each expressed an opinion to the effect that he did not have any objection to the resolutions.

Further, to avoid conflicts of interest, Takayoshi Shimogori, Atsushi Komoriya, and Toshimitsu Ishii did not participate in discussions or negotiations regarding the Share Exchange on behalf of the Company.

(4) Matters Relating to the Appropriateness of the Amounts of Stated Capital and Capital Reserves of Mitsui Chemicals, the Parent Company Resulting from Share Exchange

The amounts of stated capital and capital reserves of Mitsui Chemicals to be increased upon the Share Exchange shall be as follows:

Stated capital	0 yen

Capital reserves	Amount separately determined by Mitsui Chemicals in accordance with Article 39 of the Rules of Corporate Accounting

The Company has determined that this content is appropriate based on the fact that it was set to be within the provisions of the related laws and regulations after comprehensive consideration and examination of Mitsui Chemicals’ financial condition, capital policy and other relevant circumstances.

4. Matters Serving as Reference for the Exchange Compensation

(1) Provisions of the Articles of Incorporation of Mitsui Chemicals

Pursuant to the relevant laws and regulations and Article 12 of the Articles of Incorporation of the Company, the articles of incorporation of Mitsui Chemicals are posted on the Company’s website (https://www.arrk.co.jp/).

(2) Matters Relating to Method of Conversion into Cash for the Exchange Compensation

(i)	Market on which the Exchange Compensation is Traded

The Mitsui Chemicals Shares are traded on the First Section of the TSE.

(ii)	Parties Engaged as Intermediary, Brokerage or Agency Services for Trading the Exchange Compensation

Each financial instruments business (securities firms) in Japan provides intermediary, brokerage, etc. services for trading the Mitsui Chemicals Shares

(iii)	Details on Restrictions of Transfer or Other Disposition of the Exchange Compensation

There are no applicable matters.

(3) Matters Relating to the Market Price of the Exchange Compensation

The average closing prices of Mitsui Chemicals Shares on the First Section of the TSE for the past 1 month, 3 months and 6 months based on the business day prior to the date of announcing the execution of the Share Exchange Agreement (May 14, 2020) are 1,997 yen, 2,129 yen, and 2,381 yen, respectively.

Please refer to the TSE’s website (https://www.jpx.co.jp/), etc. for more information on the most recent market price of the Mitsui Chemicals Shares.

(4) Content of Balance Sheets of Mitsui Chemicals for Each Fiscal Year Whose Closing Date Falls Within the Past Five Years

Mitsui Chemicals files an annual securities report in accordance with the provisions of Article 24, paragraph (1) of the Financial Instruments and Exchange Act for each fiscal year. Therefore, as the pertinent information is available for each applicable fiscal year, the disclosure of that information is omitted here.

5. Matters Relating to Appropriateness of Provisions for Stock Acquisition Rights Associated with the Share Exchange

As the Company has not issued any stock acquisition rights or bonds with stock acquisition rights, there are no applicable matters.

6. Matters Relating to Financial Statements, etc.

(1)	Details of Financial Statements, etc. of Mitsui Chemicals for the Most Recent Business Year

Pursuant to the relevant laws and regulations and Article 12 of the Articles of Incorporation of the Company, details of the financial statements, etc. of Mitsui Chemicals for the most recent business year (the fiscal year ended March 31, 2020) are posted on the Company’s website (https://www.arrk.co.jp/).

(2)

Details on the Disposition of Any Important Assets, Assumption of Material Obligation or Any Other Event Which Would Have a Material Impact on the Company’s Asset Status That Occurred After the Last Day of the Most Recent Business Year

(i) The Company

a.

The Company resolved at its board of directors meeting held on May 14, 2020 to conduct a share exchange with Mitsui Chemicals, which is the consolidated parent company, whereby Mitsui Chemicals will become a wholly-owning parent company and the Company will become a wholly-owned subsidiary, and a share exchange agreement was executed between the two parties. The Share Exchange is scheduled to be carried out with an effective date of August 1, 2020, after receiving approval through a resolution at the Annual General Meeting of Shareholders of the Company to be held on June 26, 2020. The details of the Share Exchange Agreement are as stated in 2. “Summary of Details of Share Exchange Agreement.”

b.

The Company, through a resolution at a meeting of the board of directors held by the date immediately before the effective date of the Share Exchange, plans to retire all treasury shares in its possession immediately before the Record Time (including treasury shares to be acquired by the Company for the purchase of shares pertaining to demand from its shareholders to purchase shares in accordance with the provisions of Article 785, paragraph (1) of the Companies Act at the time of the Share Exchange) by immediately before the Record Time.

(ii) Mitsui Chemicals

a.

Mitsui Chemicals resolved at its board of directors meeting held on May 14, 2020 to conduct a share exchange with the Company, which is the consolidated subsidiary, whereby Mitsui Chemicals will become a wholly-owning parent company and the Company will become a wholly-owned subsidiary, and a share exchange agreement was executed between the two parties. The Share Exchange is scheduled to be carried out with an effective date of August 1, 2020, after receiving approval through a resolution at the Annual General Meeting of Shareholders of the Company to be held on June 26, 2020. The details of the Share Exchange Agreement are as stated in 2. “Summary of Details of Share Exchange Agreement.”

b.

Mitsui Chemicals currently holds Company Shares indirectly through its wholly-owned subsidiary, MC Investment 01; however, Mitsui Chemicals will conduct the Merger in which Mitsui Chemicals will be the surviving company and MC Investment 01 will be the disappearing company with an effective date of July 31, 2020, in advance of the effective date of the Share Exchange.

Proposal No. 2	Election of Three (3) Directors

The terms of office of all six (6) Directors will expire at the conclusion of this Annual General Meeting of Shareholders. In this regard, to ensure flexible and prompt decision-making, the Company proposes to elect three (3) Directors, reducing the number of members by three (3).

The names and career summaries of the candidates for Director are as follows.

Candidate No.	Name (Date of Birth)	Career Summary, Position and Responsibility in the Company (Significant Concurrent Positions outside the Company)		Number of the Company’s Shares Owned
1	Atsushi Komoriya (June 6, 1963)	Apr. 1986	Joined Mitsui Petrochemical Industries, Ltd. (currently Mitsui Chemicals, Inc.)	— shares
		Feb. 2011	President, Mitsui Elastomers Singapore Pte. Ltd.
		Apr. 2014	General Manager, Performance Polymers Div., Functional Polymeric Materials Business Sector, Mitsui Chemicals, Inc.
		Apr. 2016	General Manager, Planning & Coordination Div., Mobility Business Sector
		Apr. 2017	Senior Director
		Mar. 2018	Director of the Company
Vice President, Executive Officer
Special Appointee
Assistant to CEO
		Apr. 2018	Executive Officer, Mitsui Chemicals, Inc. (current position)
		June 2018	In charge of Administration of the Company
		Mar. 2019	Executive Vice President
		Apr. 2019	Representative Director (current position)
Director, ARRK U.K. (current position)
<Significant Concurrent Positions outside the Company>
Executive Officer, Mitsui Chemicals, Inc.
Director, ARRK U.K.

(Reasons for nomination as candidate for Director)

Mr. Atsushi Komoriya has deep knowledge of the business field of functional resins used for automotive applications based on extensive experience over many years working for the Company’s parent company, Mitsui Chemicals, Inc. Moreover, he has a wealth of knowledge regarding global management, having experience as the President of Mitsui Chemicals, Inc.’s overseas subsidiary. As such, the Company considers him an appropriate person to manage and supervise the state of business execution for the Group overall as a Director.

Candidate No.	Name (Date of Birth)	Career Summary, Position and Responsibility in the Company (Significant Concurrent Positions outside the Company)		Number of the Company’s Shares Owned
2	Takao Fujita (December 12, 1966)	Sept. 1994	Joined the Company	3,900 shares
		Apr. 2011	Executive Office in charge of Eastern Japan Production
		Apr. 2012	General Manager, Automotive Div., Development Support Sector
		June 2013	Director, ARRK DISON Modeling (Shanghai) Limited.
		Apr. 2014	Deputy Head of Automotive Sector of the Company
		Apr. 2015	Managing Executive Officer (current position)
Head of Automotive Sector
Director, ARRK Thailand
		June 2015	Director, ARRK U.S.A.
		June 2017	Director of the Company (current position)
In charge of Automotive and Technical Development
		Nov. 2017	Head of Japan Region (scheduled to retire in May 2020)
		Mar. 2018	In charge of Japan Region
		June 2018	In charge of Japan Region, 3D AUTO Business, North American and Asian Styling Development Business
		June 2019	In charge of Japan Region, 3D AUTO Business, Asian and North American Automotive Business (current position)
		Apr. 2020	Director, ARRK Thailand (current position)
		June 2020	Head of 3D AUTO Business of the Company (scheduled to assume office in June 2020)
<Significant Concurrent Positions outside the Company>
Director, ARRK Thailand

(Reasons for nomination as candidate for Director)

Since joining the Company, Mr. Takao Fujita has mainly been involved in production and sales operations of development support businesses centered on automobiles. As a Managing Executive Officer, he has acquired knowledge of management in general in his previous role as Head of Automotive Sector and current role as Head of Japan Region. As such, the Company considers him an appropriate person to serve as Director.

Candidate No.	Name (Date of Birth)	Career Summary, Position and Responsibility in the Company (Significant Concurrent Positions outside the Company)		Number of the Company’s Shares Owned
3	Toshimitsu Ishii (September 18, 1971)	Apr. 1994	Joined Mitsui Petrochemical Industries, Ltd. (currently Mitsui Chemicals, Inc.)	— shares
		Sept. 2005	Planning & Coordination Div., Petrochemical Business Group
		Apr. 2010	Planning & Coordination Div., Basic Chemicals Business Sector
		Apr. 2016	Planning & Coordination Div., Basic Materials Business Sector
		Apr. 2017	Corporate Planning Div.
		Apr. 2019	General Manager, Solution Business Planning & Administration, Mobility Business Sector (current position)
		June 2019	Director of the Company (current position)
<Significant Concurrent Positions outside the Company>
General Manager, Solution Business Planning & Administration, Mobility Business Sector, Mitsui Chemicals, Inc.

(Reasons for nomination as candidate for Director)

Mr. Toshimitsu Ishii has a high level of insight based on business experience in a wide range of fields in the Company’s parent company, Mitsui Chemicals, Inc. Moreover, in recent years, he works at Corporate Planning Div., giving him experience of overseeing company management in general. As such, the Company considers him an appropriate person as a Director.

Notes:	1.	There is no special interest between any of the candidates for Director and the Company.

	2.	(1) Mr. Atsushi Komoriya is a business executive of the Company’s parent company, Mitsui Chemicals, Inc. His position and areas of responsibility at this company, currently and for the past five (5) years, are presented in the column headed “Career Summary, Position and Responsibility in the Company (Significant Concurrent Positions outside the Company).”

		(2) Mr. Toshimitsu Ishii is a business executive of the Company’s parent company, Mitsui Chemicals, Inc. His position and areas of responsibility at this company, currently and for the past five (5) years, are presented in the column headed “Career Summary, Position and Responsibility in the Company (Significant Concurrent Positions outside the Company).”

	3.	Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company has entered into an agreement with Mr. Toshimitsu Ishii to limit his liability for damages under Article 423, paragraph (1) of the Companies Act. The maximum amount of liability under this agreement is the amount provided by laws and regulations. If his reelection is approved, the Company plans to renew the said agreement with him.

	4.	Reasons that is it not appropriate to appoint an outside Director

		The Company resolved at its board of directors meeting held on May 14, 2020 to conduct the Share Exchange, whereby Mitsui Chemicals, Inc. will become a wholly-owning parent company and the Company will become a wholly-owned subsidiary, and the Share Exchange Agreement was concluded between Mitsui Chemicals, Inc. and the Company. If the Share Exchange Agreement is approved at this Annual General Meeting of Shareholders, Mitsui Chemicals, Inc. will become the wholly-owning parent company of the Company as of the effective date of the Share Exchange (planned for August 1, 2020). Furthermore, the Company Shares are planned to be delisted (last trading day on July 29, 2020) from the First Section of the TSE on July 30, 2020, in advance of the effective date of the Share Exchange.

		In light of this situation, the Company expects to become a wholly-owned subsidiary of Mitsui Chemicals, Inc., and believes that with regard to nominations for candidate for Director, it is optimal for the Company to lay a structure where management decisions can be made promptly with a sense of unity with the said company. Accordingly, the Company decided not to appoint an outside Director prescribed by the Companies Act based on the judgment that the appointment of outside Directors with a tenure limited to the short amount of time before the Company becomes a wholly-owned subsidiary would not necessarily be appropriate in light of roles and duties required of an outside Director.

Proposal No. 3	Election of One (1) Substitute Audit & Supervisory Board Member

The effectiveness of the election of Ms. Junko Kawai as a substitute Audit & Supervisory Board Member at the 51st Annual General Meeting of Shareholders held on June 28, 2019 will expire at the opening of this Annual General Meeting of Shareholders. To prepare for a contingency in which the Company does not have the number of Audit & Supervisory Board Members required by laws and regulations, the Company proposes the election of one (1) substitute Audit & Supervisory Board Member.

The candidate for substitute Audit & Supervisory Board Member is elected as a substitute for Mr. Tsuneo Yamada, who is currently the outside Audit & Supervisory Board Member.

In addition, prior consent of the Audit & Supervisory Board has been obtained for the submission of this proposal.

The name and career summary of the candidate for substitute Audit & Supervisory Board Member is as follows.

Name (Date of Birth)	Career Summary and Position in the Company (Significant Concurrent Positions outside the Company)		Number of the Company’s Shares Owned
Junko Kawai (December 10, 1974)	Oct. 2004	Joined UMEGAE CHUO LEGAL PROFESSION CORPORATION	— shares
	Mar. 2008	Partner (current position)
	Sept. 2010	Visiting Attorney, Masuda, Funai, Eifert & Mitchell, Ltd (Chicago)
	Jan. 2012	Visiting Attorney, June He Law Office (Beijing)
	Jan. 2015	Outside Director, Audit & Supervisory Committee Member, Kamakura Shinsho, Ltd. (current position)
	Aug. 2018	Outside Audit & Supervisory Board Member, Blue Line Partners Co., Ltd. (current position)
	June 2019	Outside Member of the Board, cocokara fine Inc. (current position)
<Significant Concurrent Positions outside the Company>

Partner, UMEGAE CHUO LEGAL PROFESSION CORPORATION

Outside Director, Audit & Supervisory Committee Member, Kamakura Shinsho, Ltd.

Outside Audit & Supervisory Board Member, Blue Line Partners Co., Ltd.

Outside Member of the Board, cocokara fine Inc.

(Reasons for nomination as candidate for substitute outside Audit & Supervisory Board Member)

Ms. Junko Kawai has extensive experience and wide insight as an attorney active in Japan and abroad. As such, the Company considers her an appropriate person as a substitute outside Audit & Supervisory Board Member. Although she does not have experience of being involved in corporate management other than as an outside officer, the Company has determined that she will be able to carry out the duties as an outside Audit & Supervisory Board Member appropriately, if she is elected, for the aforementioned reason.

Notes:	1.	The Company has entered into a legal advisory contract with UMEGAE CHUO LEGAL PROFESSION CORPORATION, to which Ms. Junko Kawai belongs.
	2.	Ms. Junko Kawai is a candidate for substitute outside Audit & Supervisory Board Member.
3.	If Ms. Junko Kawai assumes the position of outside Audit & Supervisory Board Member, pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company plans to enter into an agreement with Ms. Junko
Kawai to limit her liability for damages under Article 423, paragraph (1) of the Companies Act. The maximum
		amount of liability for damages under this agreement is the amount provided under laws and regulations.